Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated June 22, 2004, relating to the financial statements and financial highlights appearing in the May 31, 2004 Annual Reports to Shareholders of T. Rowe Price Reserve Investment Fund and T. Rowe Price Government Reserve Investment Fund (comprising T. Rowe Price Reserve Investment Funds, Inc.), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

September 24, 2004